Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2/A (Amendment No. 2) of Sequiam Corporation and Subsidiaries of our report dated April 8, 2005 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 8, 2005, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts."

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida
March 22, 2006